Exhibit 99.1

AVAX Technologies, Inc. OTCMarket: AVXT.OB For Immediate Release	Contact: Richard P. Rainey President (215) 241-9760

AVAX Receives Designation as a Small/Medium Enterprise by
the European Medicines Agency

~ Initial meeting for Scientific advice scheduled for Friday, March 9, 2007 ~

Philadelphia, PA March 7, 2007 - AVAX Technologies, Inc. (OTCMarket: AVXT.OB) today announced that the Company, through its wholly owned subsidiary, Genopoeitic SAS, has received notification from the European Medicines Agency (EMEA) that it has been granted designation as a Small/Medium Enterprise (SME). The SME program, which was implemented in November 2005, is an initiative to assist small companies applying for approval of medicinal products with EMEA. In addition to financial benefits afforded the designation, through lowered or reduced fees, the designation offers participants access to scientific advice during the clinical development and application processes.

“We are happy to have been notified of our qualification as an SME and look forward to taking advantage of the administrative assistance that the designation provides to participants. AVAX has an approved Phase III Registration trial in the U.S. for M-Vax, our autologous, hapten-modified vaccine for metastatic melanoma. We will be discussing the clinical development of M-Vax with EMEA to accelerate our development program in Europe as well,” stated Richard Rainey, President of AVAX.

Genopoeitic SAS, a wholly owned subsidiary of AVAX is located in Lyon, France. Currently, Genopoeitic is the worldwide manufacturing site for the production of AVAX’s AC Vaccine technology and sources vaccines for the current clinical studies ongoing in the United States as well as producing vaccines for distribution to patients in Europe on a compassionate use basis.

In the United States, AVAX recently was approved to launch its Phase III Registration study in patients with Stage 4 melanoma. In addition AVAX currently is conducting a Phase I/II study in patients with Stage 3 and 4 Melanoma, as well as a Phase I/II study in patients with Stage 1, 2 and 3 Non-Small Cell Lung Cancer. Information on these studies can be accessed at www.clinicaltrials.gov typing in Keyword AVAX.

Dr. David Berd, Chief Medical Officer of AVAX stated “The SME designation is quite important to us, as it will allow us access to advice from EMEA on the our current Phase III program and will allow us to adapt the program to include sites in Europe. Having the clinical programs open at sites in Europe and the United States will provide a significant advantage in the execution of these studies.”

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic treatment for cancer. In addition, the Company performs contract-manufacturing services for biological products to other pharmaceutical and biotechnology companies.

The AC Vaccines are prepared by attaching a small chemical to the patient’s tumor cells in a process known as haptenization. This hapten modification allows the tumor cells to stimulate a T cell-based immune response to a patients own tumor cells. An early indicator of T cell immune activity is delayed type hypersensitivity (DTH). A previously published article in the Journal of Clinical Oncology, February 2004 reported actual five-year survival data for a group of 214 patients with clinically evident Stage III melanoma treated with the AC Vaccine following surgery. The study demonstrated five-year survival of 45% and showed a highly statistically significant relationship between survival and DTH to patients’ own tumor cells. Notably, based upon these results, DTH appears to be a viable “surrogate marker” for survival and an early indicator for clinical effectiveness of current and future product candidates. Previously clinical trials in ovarian and renal cell carcinoma, demonstrated strong DTH responses consistent with those reported for melanoma patients.

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Except for statements that are historical, the statements in this release are “forward-looking” statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company’s prospects, including (1) the Company’s current need for additional capital to continue its development programs and to fund the planned Phase III clinical trial for M-Vax, (2) possible future FDA or AFSSAPS questions regarding the Company’s products and manufacturing processes, (3) the results of clinical and laboratory testing of its vaccine technologies, including particularly the results of the planned Phase III clinical trial for M-Vax, (4) the Company’s ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (5) the Company’s ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, (6) the Company’s ability to manufacture, receive and ship its vaccine products for clinical and commercial distribution, as well as other risks detailed from time to time in AVAX’s public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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